Exhibit 10.3

CONFIDENTIAL

CHANGE IN CONTROL AGREEMENT

         This Agreement is between TransMontaigne Inc. (“Company”), and Larry F. Clynch (the “Executive”), and shall be effective as of April 12, 2001 (the “Effective Date”).

         WHEREAS the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive notwithstanding the possibility, threat or occurrence of a Change of Control (as defined in this Agreement) of the Company; and

         WHEREAS, the Board has further determined that in order to diminish the distraction of the Executive attributable to the uncertainties and risks created by a pending or threatened Change of Control and in order to encourage the Executive’s full attention and dedication to the Company both currently and in the event of any threatened or pending Change in Control, it is appropriate to provide the Executive with compensation and benefits upon the occurrence of a Change in Control which ensure that the compensation and benefits expectations of the Executive will be met and which are competitive with those of other corporations; and

         WHEREAS in order to accomplish these objectives, the Company and the Executive accordingly desire to enter into this Agreement on the terms and conditions set forth below;

         NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1.       Term of Agreement. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue until the third anniversary thereof; provided, however, that on such anniversary date and on each subsequent anniversary of the Effective Date, the term of this Agreement shall automatically be extended for one additional year unless, not later than ninety (90) days prior to such anniversary date, either party shall have given notice that such party does not wish to extend the Term; and provided, further, that if an actual or threatened Change in Control (as defined in paragraph 3 below) shall have occurred during the original or any extended Term of this Agreement, then the Term of this Agreement shall continue for a period twenty-four (24) calendar months beyond the calendar month in which such actual or threatened Change in Control occurs.

         2.       Employment After Change in Control. If the Executive is in the employ of the Company on the date of an actual or threatened Change in Control, the Company shall continue Executive in its employ for the period commencing on the date of the actual Change in Control and ending on the last day of the Term of this Agreement (the “Employment Period”). During the Employment Period, the Executive shall hold such position with the Company and exercise such authority and perform such duties as are substantially commensurate with the Executive’s position, authority and duties immediately prior to the threatened or actual Change in Control. The Executive agrees that, during the Employment Period, the Executive shall devote his full professional time and attention to the Executive’s duties and perform such duties faithfully and efficiently.

                  Notwithstanding anything in this Agreement to the contrary, if a Change in Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party, who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement, the “Employment Period” shall mean the date immediately prior to the date of such termination of employment.

         3.       Change in Control.For purposes of this Agreement, an actual “Change in Control” shall be deemed to have occurred if upon the occurrence of any of the following:

                  a.   any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 40% of the then outstanding voting stock of the Company without the prior approval of at least two-thirds of the members of the Board who are unaffiliated with such person or group; or

                  b.   at any time during any period of three consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or whose nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or

                  c.   the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

                  For the purposes of this Agreement, a “threatened Change in Control” means the determination by the Board, in the exercise of its reasonable business judgment, that a third person has taken steps to effect an actual Change in Control and that such actual Change of Control could occur within 90 days after such determination.

         4.       Compensation During the Employment Period. During the Employment Period, the Executive shall be compensated as follows:

                  a.   The Executive shall receive an annual salary which is not less than his or her annual salary immediately prior to the Employment Period and shall be eligible to receive an increase in annual salary which is not less favorable than increases in salary for the Company’s other executives with similar responsibilities and performance levels;

                  b.   the Executive shall be eligible to participate in short-term and long-term cash-based incentive compensation plans which, in the aggregate, provide bonus opportunities that are not less favorable to the Executive than the greater of (i) the opportunities provided to the Company’s other executives with similar responsibilities and performance levels; and, (ii) the opportunities provided to the Executive under all such plans in which the Executive was participating prior to the Employment Period;

                  c.   the Executive shall be eligible to participate in stock option, performance awards, restricted stock and other equity-based incentive compensation plans (the “Plans”) on a basis not less favorable to the Executive than the greater of the Plans available (i) to the Executive immediately prior to the Employment Period, or (ii) to other executives of the Company with similar responsibilities and performance levels; and,

                  d.   the Executive shall be eligible to receive employee benefits (including, but not limited to, tax-qualified and nonqualified savings plan benefits, medical insurance, disability income protection, life insurance coverage and death benefits) and perquisites which are not less favorable to the Executive than (i) the employee benefits and perquisites provided to the Company’s other executives, or (ii) the employee benefits and perquisites to which the Executive would be entitled under the Company’s employee benefit plans and perquisites as in effect immediately prior to the Employment Period.

         5.       Termination. For purposes of this Agreement, “Termination” shall mean termination of the employment of the Executive during the Employment Period (i) by the Company, for any reason other than death or Cause (as described below), or (ii) by resignation of the Executive for Good Reason. For the purposes of this Agreement, “Good Reason” shall include, but not be limited to, any of the following events:

                  a.   the assignment to the Executive by the Company of duties inconsistent with, or a substantial alteration in the nature or status of, the Executive’s responsibilities immediately prior to a Change in Control.

                  b.   a reduction by the Company in the Executive’s compensation or benefits as in effect on the date of a Change in Control;

                  c.   a relocation of the Company’s principal offices to a location outside the Denver, Colorado metropolitan area, or the Executive’s relocation to any place other than the Denver, Colorado offices of the Company, except for reasonably required travel by the Executive on the Company’s business.

                  d.   any material breach by the Company of any provision of this Agreement, if such material breach has not been cured within thirty (30) days following written notice of such breach by the Executive to the Company setting forth the nature of the breach; or

                  e.   any failure by the Company to obtain the assumption and performance of this Agreement by any successor (by merger, consolidation or otherwise) or assign by the Company in accordance with paragraph 15(d) of this Agreement.

                  The date of the Executive’s Termination under this paragraph 5 shall be the date specified by the Executive or the Company, as the case may be, in a written notice to the other party complying with the requirements of paragraph 15(a) below. For purposes of this Agreement, “Cause” shall mean

                           (1)   the Executive’s material breach of the terms of this Agreement, if such material breach has not been substantially cured within thirty (30) days following written notice to the Executive from the Company of such breach setting forth with specificity the nature of the violation or, if cure cannot reasonably be effected within such 30-day period, if the Executive does not commence such cure within such 30-day period and thereafter pursue such cure continuously and with due diligence until cure has been effected;

                           (2)   the Executive’s willful dishonesty towards, fraud upon, felony crime against, deliberate material injury or material bad faith action with respect to, or deliberate or attempted injury to the Company; or

                           (3)   the Officer’s conviction for any felony crime (whether in connection with the Company’s affairs or otherwise).

         6.       Severance Payments. Subject to the provisions of paragraph 9 below, in the event of a Termination described in paragraph 5 above:

                  a.   the Company shall pay the Executive’s unpaid salary, accrued vacation pay and unreimbursed business expenses through and including the date of Termination; and

                  b.   in addition, following Executive’s execution of a legal release in a form satisfactory to Company in its sole discretion reasonably exercised and drafted so as to ensure a final, complete and enforceable release of all claims that Executive has or may have against Company relating to or arising in any way from Executive’s employment with Company and/or the termination thereof, and complete and continuing confidentiality of Company’s proprietary information and trade secrets, the circumstances of Executive’s separation from Company, and compensation received by Executive in connection with that separation, in lieu of the amount otherwise payable under paragraph 4 above, the Executive shall continue to receive, at the Company’s expense, medical insurance, disability income protection, life insurance coverage and death benefits, and perquisites in accordance with subparagraph 4(d) above for a period of 12 months after the date of Termination (under COBRA or through an individual conversion policy, as appropriate) or until Executive becomes eligible for comparable benefits under benefit plans sponsored by another employer, and shall also be entitled to a lump sum payment in cash no later than ten (10) business days after the date of Termination equal to the sum of:

                           (1)   an amount equal to 1 times the Executive’s annual salary rate plus 1 times target bonus award in effect immediately prior to the date of Termination.

                           (2)   an amount equal to the assigned target bonus for the Executive for the year of Termination prorated through the date of Termination.

         7.       Deferred Compensation Plans.

                  a.   For purposes of this paragraph, “deferred compensation plans” shall mean all nonqualified deferred compensation plans presently maintained by the Company or adopted in the future by the Company. If an actual or threatened Change in Control occurs during the original or any extended Term of this Agreement, the Company shall, within thirty (30) days after the earlier of the date of such threatened Change in Control or the date of such actual Change in Control, establish a “rabbi trust” and transfer to such “rabbi trust” an amount of cash sufficient to provide all benefits accrued by the Executive under all deferred compensation plans. Thereafter, the Company will, at least quarterly, transfer to the “rabbi trust” an amount of cash sufficient to provide any additional benefits accrued by the Executive under all deferred compensation plans.

                  b.   In the event of a Termination as set forth in paragraph 5 above: (a) all of the Executive’s benefits, including without limitation matching contributions, under all deferred compensation plans shall be 100% vested, regardless of the Executive’s years of service with the Company and regardless of any vesting provisions of such deferred compensation plans; (b) the Executive will be entitled to all benefits, including without limitation matching contributions, under all deferred compensation plans for the year in which such Termination occurs, regardless of any provision in any such deferred compensation plan making such benefits contingent upon employment for a particular portion of the year or as of a particular day in that year or making such benefits contingent upon accrual of a specific number of hours, days, weeks, or months of service during that year.

                  c.   The provisions of paragraph 7(b) apply only in the event of a “Termination” as defined in paragraph 5. Under paragraph 5, the term “Termination means terminations of employment of the Executive during the “Employment Period.” Under paragraph 2, the “Employment Period” commences on the date of an actual Change in Control. Therefore, the provisions of paragraph 7(b) do not apply in the case of a termination of employment of the Executive unless such termination of employment of the Executive occurs on or after the date of an actual Change in Control and unless such termination of employment of the Executive also meets the other requirements of the definition of the term “Termination” set forth in Paragraph 5.

         8.       Stock Based Awards. In the event of a Termination as set forth in paragraph 5 above, the restrictions on any outstanding stock-based awards (including, without limitation, nonqualified stock options, incentive stock options and restricted stock) granted to Executive under any incentive plan or arrangement shall lapse and such stock-based awards shall become 100% vested, and all stock options and stock appreciation rights granted to Executive shall become immediately exercisable. Notwithstanding anything to the contrary in the Executive’s stock option agreements with the Company, all such stock options shall be exercisable for a period of twelve (12) months after the date of Termination (but in no event beyond the expiration date applicable to such stock options)

         9.       Make-Whole Payments. If any payment or benefit to which the Executive is entitled, whether under this Agreement or otherwise, in connection with a Change in Control or the Executive’s termination of employment (a “Payment”) is subject to any tax under section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar federal or state law (an “Excise Tax”), the Company shall pay to the Executive an additional amount (the “Make Whole-Amount”) which is equal to (i) the amount of the Excise Tax, plus (ii) the aggregate amount of any interest, penalties, fines or additions to any tax that are imposed in connections with such Excise Tax, plus (iii) all income, excise and other applicable taxes imposed on the Executive under the laws of any Federal, state or local government or taxing authority by reason of the payments required under clause (i) and clause (ii) and this clause (iii). Notwithstanding any other provisions of this Agreement, however, such Make Whole-Amount will not be paid to the Executive if the Payment is less than ten (10) percent above the maximum amount that may be paid without incurring Excise Tax; and in such event, the cash severance payments provided in paragraph 6 above and/or the outplacement services provided in paragraph 10 below, at the Executive’s election, shall be reduced to a level that results in the total Payment being equal to the maximum amount that may be paid without incurring Excise Tax.

                  a.   For purposes of determining the Make-Whole Amount, the Executive shall be deemed to be taxed at the highest marginal rate under all applicable local, state, federal and foreign income tax laws for the year in which the Make-Whole

Amount is paid. The Make-Whole Amount payable with respect to an Excise Tax shall be paid by the Company coincident with the Payment with respect to which such Excise Tax relates.

                  b.   All calculations under this paragraph 9 shall be made initially by the Company and the Company shall provide prompt written notice thereof to the Executive to enable the Executive to timely file all applicable tax returns. Upon request of the Executive, the Company shall provide the Executive with sufficient tax and compensation data to enable the Executive or his tax advisor to independently make the calculations described in subparagraph (a) above and the Company shall reimburse the Executive for reasonable fees and expenses incurred for any such verification.

                  c.   If the Executive gives written notice to the Company of any objection to the results of the Company’s calculations within sixty (60) days of the Executive’s receipt of written notice thereof, the dispute shall be referred for determination to tax counsel selected by the independent auditors of the Company (“Tax Counsel”). The Company shall pay all reasonable fees and expenses of such Tax Counsel. Pending such determination by Tax Counsel, the Company shall pay the Executive the Make-Whole Amount as determined by the Company in good faith. The Company shall pay the Executive any additional amount determined by Tax Counsel to be due under this paragraph 9 (together with interest thereon at a rate equal to 120% of the Federal short-term rate compounded dailydetermined under section 1274(d) of the Code) promptly after such determination.

                  d.   The determination by Tax Counsel shall be conclusive and binding upon all parties unless the Internal Revenue Service, a court of competent jurisdiction, or such other duly empowered governmental body or agency (a “Tax Authority”) determines that the Executive owes a greater or lesser amount of Excise Tax with respect to any Payment than the amount determined by Tax Counsel.

                  e.   If a Taxing Authority makes a claim against the Executive which, if successful, would require the Company to make a payment under this paragraph 9, the Executive agrees to contest the claim, with counsel reasonably satisfactory to the Company, on request of the Company, subject to the following conditions:

                           (1)   The Executive shall notify the Company of any such claim within ten (10) days of becoming aware thereof. In the event that the Company desires the claim to be contested, it shall promptly (but in no event more than thirty (30) days after the notice from the Executive or such shorter time as the Taxing Authority may specify for responding to such claim) request the Executive contest the claim. The Executive shall not make any payment of any tax which is subject of the claim before the Executive has given the notice or during the thirty (30) day period thereafter unless the Executive receives written instructions from the Company to make such payment together with an advance of funds sufficient to make the requested payment plus any amounts payable under this paragraph 9 determined as if such advance were an Excise Tax, in which case the Executive will act promptly in accordance with such instructions.

                            (2)   If the Company so requests, the Executive will contest the claim by either paying the tax claimed and suing for a refund in the appropriate court or contesting the claim in the United States Tax Court or other appropriate court, as directed by the Company; provided, however, that any request by the Company for the Executive to pay the tax shall be accompanied by an advance from the Company to the Executive of funds sufficient to make the requested payment plus any amounts payable under this paragraph 9 determined as if such advance were an Excise Tax. If directed by the Company in writing, the Executive will take all action necessary to compromise or settle the claim, but in no event will the Executive compromise or settle the claim or cease to contest the claim without the written consent of the Company; provided, however, that the Executive may take any such action if the Executive waives in writing his or her right to a payment under this paragraph 9 for any amounts payable in connection with such claim. The Executive agrees to cooperate in good faith with the Company in contesting the claim and to comply with any reasonable request from the Company concerning the contest of the claim, including the pursuit of administrative remedies, the appropriate forum for any judicial proceedings, and the legal basis for contesting the claim. Upon request of the Company, the Executive shall take appropriate appeals of any judgment or decision that would require the Company to make a payment under this paragraph 9. Provided that the Executive is in compliance with the provisions of this paragraph, the Company shall be liable for and indemnify the Executive against any loss in connection with, and all costs and expenses, including attorneys’ fees, which may be incurred as a result of, contesting the claim, and shall provide to the Executive, within ten (10) days after each written request therefor by the Executive, cash advances or reimbursement for all such costs and expenses actually incurred or reasonably expected to be incurred by the Executive as a result of contesting the claim.

                  f.   Should a Tax Authority finally determine that an additional Excise Tax is owed, then the Company shall pay an additional Make-Whole Amount to the Executive in a manner consistent with this paragraph 9 with respect to any additional Excise Tax and any assessed interest, fines, or penalties. If any Excise Tax as calculated by the Company or Tax Counsel, as the case may be, is finally determined by a Tax Authority to exceed the amount required to be paid under applicable law, then the Executive shall repay such excess to the Company within thirty (30) days of such determination; provided that such repayment shall be reduced by the amount of any taxes paid by the Executive on such excess which is not offset by the tax benefit attributable to the repayment.

         10.      Outplacement Services. If the Executive’s Termination occurs during the Employment Period, the Company shall provide to the Executive, at the Executive’s election, outplacement services of an experienced firm, selected by the Company and acceptable to the Executive, located not more than thirty miles from the location of Executive’s office immediately prior to the Employment Period, provided that the cost of such services shall not exceed $30,000 and such services shall not extend beyond six (6) months from the date of Executive’s Termination.

         11.      Deductions and Withholding. All payments to the Executive under this Agreement will be subject to applicable deductions and withholding of state and federal taxes.

         12.      Confidentiality, Non-Solicitation and Non-Competition. The Executive agrees that:

                  a.   Except as may be required by the lawful order of a court or agency of competent jurisdiction, or except to the extent that the Executive has the express written authorization from the Company, the Executive agrees to keep secret and confidential for a period of two years following the termination of Executive’s employmentall non-public information concerning the Company or any entity in which the Company has a 25% or greater ownership interest (“Company-Related Entity”) which was acquired by or disclosed to Executive during the course of Executive’s employment with the Company or any Company-Related Entity controlled by the Company, and not to disclose the same, either directly or indirectly, to any other person, firm or business entity or to use it in any way.

                  b.   While the Executive is employed by the Company or Company-Related Entity and for a period of one year after the date of the Executive terminates employment for any reason, the Executive covenants and agrees that Executive will not, whether for Executive or for any other person, business, partnership, association, firm, company or corporation, initiate contact with, solicit, divert or take away any of the customers (entities or individuals from which the Company or any Company-Related Entity receives rents or payments for services) of the Company or any Company-Related Entity or employees of the Company or any Company-Related Entity in existence from time to time during Executive’s employment with the Company or any Company-Related Entity and at the time of such initiation, solicitation or diversion.

                  c.   While the Executive is employed by the Company or any Company- Related Entity, the Executive covenants and agrees that Executive will not, directly or indirectly, engage in, assist, perform services for, plan for, establish or open, or have any financial interest (other than (i) ownership of 1% or less of the outstanding stock of any corporation listed on the New York or American Stock Exchange or included in the National Association of Securities Dealers Automated Quotation System, or (ii) ownership of securities in any entity affiliated with the Company) in any person, firm, corporation, or business entity (whether as an employee, officer, director or consultant) that engages primarily in the refined petroleum product terminaling, pipeline transportation or logistical services business.

         13.      Dispute Resolution.

                  a.   Executive and Company agree that in the event of any controversy or claim arising out of this Agreement, they shall negotiate in good faith to resolve the controversy or claim privately, amicably and confidentially. Each party may consult with counsel in connection with such negotiations.

                  b.   In the event that such controversy or claim cannot be resolved through such good-faith negotiations, the disputing party may proceed to initiate litigation within thirty (30) days from the date of commencement of such negotiations. In such event, the Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof, but not in the case of fees incurred with respect to a claim brought in bad faith by the Executive) initiated by the Company, the Executive or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive with respect to the amount of any payment pursuant to this Agreement), plus in each case, interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

         14.      Mitigation and Set-Off. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. The Company shall not be entitled to set-off against the amounts payable to the Executive under this Agreement any amounts owed to the Company by the Executive, or any amounts earned, or which could have been earned, by the Executive after the date of Termination of Executive’s employment with the Company.

         15.      Miscellaneous Provisions.

                  a.   Notice. Except as otherwise specifically provided in this Agreement, any notices, requests, demands or other communications provided for by this Agreement shall be sufficient if in writing and if sent by telecopy or facsimile transmission or by hand delivery or registered, certified, or overnight mail to the Executive at the last address Executive has filed in writing with the Company or, in the case of the Company, to the attention of the Secretary of the Company, at its principal executive offices. Such notices and communications shall be deemed to have been received on the date of confirmation of receipt, in the case of telecopy or facsimile transmission, or upon the date of delivery thereof or the fifth (5th) business day after the mailing thereof, whichever is earlier, in the case of the remaining delivery methods.

                           Any Termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by “Notice of Termination” to the other party hereto given in accordance with the procedures above referenced. For the purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific Termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the Executive’s Termination under the provision so indicated, and (iii) if the date of Termination is other than the date of receipt of such Notice of Termination, specifies the date of Termination, which date shall not be more than thirty (30) days after the giving of such notice. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, as the case may be, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

                  b.   Binding Effect; Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives. This Agreement may not be assigned by Executive, nor may Executive assign or pledge any of his or her rights, including rights to payment, hereunder.

                  c.   Governing Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Colorado, without application of conflict of laws provisions thereunder.

                  d.   Successors to the Company. The Company shall require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, and whether to all or substantially all of the business and/or assets of the Company, to assume and to expressly perform the obligations of this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise. Such assumption shall be by an express agreement signed by both the successor Company and the Executive and shall be reasonably satisfactory to the Executive. If the Company fails to obtain such an express assumption, that shall be a breach of this Agreement and shall entitle the Executive to the same benefits and compensation as he or she would be entitled to if the Employment Period was terminated under paragraph 5.

                  e.   Employment Status. Nothing in this Agreement shall be deemed to create an employment agreement between the Company and the Executive providing for the employment of the Executive by the Company for any fixed period of time, other than as provided in paragraphs 1 and 2. The Executive’s employment is terminable at-will by the Company or the Executive, meaning that either party may terminate the employment relationship at any time, with or without cause, subject to the provisions of paragraphs 1, 2, and 5. Upon termination of the Executive’s employment prior to the date of a threatened Change in Control, there shall be no further rights under this Agreement.

                  f.   Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral or written, between the parties hereto concerning its subject matter, with respect to the subject matter hereof.

                  g.   Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement or any such modification or amendment is sought. Either party hereto may, by an instrument in writing, waive compliance by the other party with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

                  h.   Construction. Headings in this Agreement are for convenience only and shall not control the meaning of this Agreement. Whenever applicable, masculine and neutral pronouns shall equally apply to the feminine genders; the singular shall include the plural and the plural shall include the singular. The parties have reviewed and understand this Agreement, and each has had a full opportunity to negotiate the Agreement’s terms and to consult with counsel of their own choosing. Therefore, the parties expressly waive all applicable common law and statutory rules of construction that any provision of this Agreement should be construed against the Agreement’s drafter, and agree that this Agreement and all amendments thereto shall be construed as a whole, according to the fair meaning of the language used.

                  i.   Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

                  j.   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the Executive has hereunto set his or her hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

TransMontaigne Inc.	Larry F. Clynch
/s/ DONALD H. ANDERSON	/s/ LARRY F. CLYNCH

Donald H. Anderson, President Date: April 16, 2002	Date: April 16, 2002

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